================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           TIMES MIRROR CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO OF TIMES MIRROR]

                                                       TIMES MIRROR
                                                       Times Mirror Square
                                                       Los Angeles, CA 90053
                                                       Tel: 213 237-2101
                                                       Fax: 213 237-2104

                                                       MARK H. WILLES
                                                       Chairman, President and
                                                       Chief Executive Officer

                                              March 28, 1997

Dear Times Mirror Shareholder:

  We are pleased to invite you to attend the 1997 Annual Meeting of Shareholders of The Times Mirror Company. The meeting will be held in the Harry Chandler Auditorium at Times Mirror Square, First and Spring Streets, in Los Angeles on Thursday, May 8, 1997 at 11:00 a.m.

  Our agenda will include the formal items of business described in the accompanying Notice of Annual Meeting and Proxy Statement, as well as a report on the operations of Times Mirror during 1996 and an opportunity for questions. We will also be honoring our employees who have won awards for journalistic and editorial excellence and for innovative products and processes that help us grow revenues and better serve our customers.

  We encourage you to attend the meeting in person. Whether or not you plan to attend, your vote is important, regardless of the number of shares which you own. Please complete, sign and return the enclosed proxy card as soon as possible so that your shares will be represented. If you do plan to attend the meeting, please check the appropriate box on the proxy card and indicate whether you will need a parking card.

  We hope to see you at the Annual Meeting on May 8.

                                         Sincerely,

                                         /s/ Mark H. Willes

                                         Mark H. Willes
                                         Chairman of the Board, President and
                                         Chief Executive Officer

                            [LOGO OF TIMES MIRROR]

                               ----------------

                 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                               ----------------

                           NOTICE OF ANNUAL MEETING

  As a shareholder, you are invited to be represented in person or by proxy at the Annual Meeting of Shareholders of The Times Mirror Company to be held in the Harry Chandler Auditorium, Times Mirror Square, First and Spring Streets in Los Angeles, California on Thursday, May 8, 1997 at 11:00 a.m., Pacific Daylight Time, for the following purposes:

  1. To elect five persons to Class II of the Board of Directors in accordance with Article VIII, Section 1 of the Company's Certificate of Incorporation.

  2. To consider and act upon a proposal to approve The Times Mirror Company 1997 Directors Stock Option Plan.

  3. To consider and act upon a proposal to ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the Company and its subsidiaries for the year ending December 31, 1997.

  4. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on March 10, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

  It is important that your shares are represented at the meeting whether or not you plan to attend in person. Accordingly, you are requested to mark, sign, date and return the enclosed proxy as promptly as possible. A return envelope is provided for your convenience.

                                          By Order of the Board of Directors,

                                          /s/ Kathleen G. McGuinness

                                          Kathleen G. McGuinness
                                          Secretary

March 28, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Proxy Statement...........................................................   1
Election of Directors.....................................................   2
Nominees for Directors....................................................   2
Continuing Directors......................................................   4
Compensation of Directors.................................................   8
Committees of the Board of Directors......................................   9
Approval of The Times Mirror Company 1997 Directors Stock Option Plan.....  10
Appointment of Independent Auditors.......................................  13
Other Matters.............................................................  13
Ownership of Voting Securities............................................  14
Executive Compensation....................................................  19
Option Grants Table.......................................................  21
Aggregated Option Exercises in 1996 and Option Values as of December 31,
 1996.....................................................................  22
Report of the Compensation Committee on Executive Compensation............  23
Compensation Committee Interlocks and Insider Participation...............  24
Stock Price Performance Graph.............................................  25
Retirement Plans..........................................................  26
Other Arrangements........................................................  27
Section 16(a) Beneficial Ownership Reporting Compliance...................  28
Revocation of Proxies.....................................................  28
1998 Annual Meeting.......................................................  29
General...................................................................  29
Exhibit A................................................................. A-1

                                PROXY STATEMENT

                               ----------------

                       ANNUAL MEETING OF SHAREHOLDERS OF

                           THE TIMES MIRROR COMPANY

                               ----------------

                                  MAY 8, 1997

  This Proxy Statement is furnished in connection with the solicitation by the directors of The Times Mirror Company (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held on Thursday, May 8, 1997 or at any adjournment of the meeting (the "1997 Annual Meeting"), as set forth in the accompanying notice. This Proxy Statement and the accompanying proxy cards are first being mailed to shareholders on or about March 28, 1997. A shareholder giving a proxy may revoke it at any time before it is exercised (see Revocation of Proxies on page 28). Any proxy which is not revoked will be voted at the meeting in accordance with the shareholder's instructions. Unless otherwise directed in the accompanying proxy, the proxy holders named in the proxy will vote FOR the reelection of the incumbent directors in Class II of the Board of Directors; FOR approval of The Times Mirror Company 1997 Directors Stock Option Plan; and FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1997.

  On March 10, 1997, the record date for the determination of Company shareholders entitled to notice of and to vote at the meeting, 66,698,730 shares of Series A Common Stock, 7,789,276 shares of Conversion Preferred Stock, Series B (the "Series B Preferred Stock"), and 26,753,294 shares of Series C Common Stock were outstanding. Each share of Series A Common Stock is entitled to one vote, each share of Series B Preferred Stock is entitled to one vote, and each share of Series C Common Stock is entitled to ten votes on all matters. Shareholders have the right to elect directors by cumulative voting with each share allocated a number of votes equal to the votes to which the share is entitled times the number of directors to be elected, which votes may be cast for one candidate or distributed among any two or more candidates.

  The five nominees for director who receive the greatest number of votes cast will be elected. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of each of the other items being submitted to the shareholders for their consideration. Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  The annual report of the Company for the year ended December 31, 1996 is being mailed to shareholders with this Proxy Statement.


                           THE TIMES MIRROR COMPANY
              TIMES MIRROR SQUARE, LOS ANGELES, CALIFORNIA 90053

                             ELECTION OF DIRECTORS

  One of the purposes of the 1997 Annual Meeting is the election of five persons to Class II of the Board of Directors in accordance with Article VIII,
Section 1 of the Company's Certificate of Incorporation. As indicated above, shareholders have the right to elect directors by cumulative voting. Unless instructed to the contrary, the persons named in the accompanying proxy intend to vote the shares equally for the election of all of the nominees named in this Proxy Statement to Class II of the Board of Directors. However, if votes are cast for any nominee other than those named in this Proxy Statement, the proxy holders will have full authority to vote cumulatively and to allocate votes among any or all of the Company's nominees (except to the extent that authority to vote particular shares for any particular nominee is withheld) according to their sole discretion, in order to elect the maximum number of the nominees named in this Proxy Statement to Class II of the Board of Directors. Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxy holders in their discretion for another person if such a contingency should arise. The term of each person elected as a director will continue until that director's term has expired and until his or her successor is elected and qualified.

  All nominees are currently serving as directors in Class II and all were recommended by the Nominating Committee for reelection at the 1997 Annual Meeting. The current term of directors in Class III will continue until the Annual Meeting in 1998 and the current term of directors in Class I will continue until the Annual Meeting in 1999 and, in each case, until their respective successors are elected and qualified. The name, age and principal business or occupation of each of the directors are shown below in the brief description beside the photograph of each of the directors. The description also includes the year in which each first became a director of the Company, the committee memberships of each, and certain other information. The directors' ownership of equity securities of the Company at March 10, 1997 is indicated in the section entitled "Ownership of Voting Securities" beginning on page 14.

                               ----------------

                            NOMINEES FOR DIRECTORS

  Each of the persons listed below is nominated for election to Class II of the Board of Directors (to serve three-year terms ending at the Annual Meeting to be held in 2000 and until their respective successors are elected and qualified).

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

                  JOHN E. BRYSON, 53, has been a director of the Company since 1991 and is a member of the Compensation Committee and the Audit Committee. He is Chairman of the Board and Chief
[PHOTO] Executive Officer of Edison International Company and its largest subsidiary, Southern California Edison Company, a public utility. He has held those positions since October 1990. Mr. Bryson holds a B.A. degree from Stanford University and a J.D. degree from Yale Law School. Mr. Bryson is also a director of The Boeing Co., a trustee of Stanford University and Chairman of the California Business Roundtable.

                  BRUCE CHANDLER, 60, has been a director of the Company since 1975 and is a member of the Finance Committee. He has been a
[PHOTO] private investor since 1989. From 1968 to 1989, he practiced law in the State of California. Mr. Chandler is a graduate of the University of Southern California and holds a J.D. degree from the University of San Diego School of Law. He is also a trustee of the Chandler Trusts and a director of Chandis Securities Company. (See the Note on page 8.)


                  DR. ALFRED E. OSBORNE, JR., 52, has been a director of the Company since 1980 and is Chairman of the Audit Committee and a member of the Compensation Committee and the
[PHOTO] Nominating Committee. He is Director of the Harold Price Center for Entrepreneurial Studies and Associate Professor of Business Economics at the Anderson School at UCLA. He has been with UCLA since 1972. From August 1977 to July 1979, Dr. Osborne served as a Brookings Institution Economic Policy Fellow at the Securities and Exchange Commission. He holds a bachelor's degree in electrical engineering, a master's degree in economics, a master of business administration in finance and a doctorate in business-economics, all from Stanford University. He is also a director of Greyhound Lines, Inc., Nordstrom, Inc., SEDA Specialty Packaging Corporation and United States Filter Corporation. He is a trustee of Sierra Trust Funds and an independent general partner of Technology Funding Venture Partners V, a 1940 Investment Company Act company.

                  WILLIAM STINEHART, JR., 53, has been a director of the Company since 1991 and is a member of the Audit Committee and the Finance Committee. He is a partner in the law firm of Gibson, Dunn & Crutcher where he has practiced law since
[PHOTO] 1969. Gibson, Dunn & Crutcher has provided legal services to the Company and its subsidiaries for many years and is expected to do so in the future. Mr. Stinehart holds a B.A. degree from Stanford University and a J.D. degree from UCLA Law School, and is a member of the Board of Trustees of the Harvey and Mildred Mudd Foundation. He is also a trustee of the Chandler Trusts and a director of Chandis Securities Company. (See the Note on page 8.)

                  DR. EDWARD ZAPANTA, 58, has been a director of the Company since 1988 and is Chairman of the Nominating Committee and a member of the Public Responsibility Committee and the Compensation Committee. He is a practicing physician
[PHOTO] providing neurosurgical care in the Los Angeles area. He has been in private practice since 1970. Dr. Zapanta attended UCLA, received his M.D. degree from the University of Southern California School of Medicine, and currently serves as a trustee of the University of Southern California. He is a clinical professor of surgery, department of Neurological Surgery, at the University of Southern California. Dr. Zapanta is also Senior Medical Director of HealthCare Partners Medical Group and a director of Edison International and the Irvine Foundation.

                              CONTINUING DIRECTORS

  CLASS I (currently serving until the 1999 Annual Meeting and until their respective successors are elected and qualified):

                  C. MICHAEL ARMSTRONG, 58, has been a director of the Company since 1995 and is a member of the Finance Committee and the Public Responsibility Committee. He is Chairman of the Board and Chief Executive Officer of Hughes Electronics
[PHOTO] Corporation, a designer and manufacturer of advanced electronic systems. Prior to assuming his present position in 1992, Mr. Armstrong served as Chairman of the Board of IBM World Trade Corporation from 1989 to 1992. He earned his B.S. degree in business and economics from Miami University of Ohio and completed the advanced management curriculum at Dartmouth Institute. Mr. Armstrong is also a director of Travelers, Inc. He serves as a trustee of The Johns Hopkins University, Chairman of the Board of Advisors of The Johns Hopkins School of Medicine, Chairman of the President's Export Council and member of the Council on Foreign Relations, and Vice Chairman of the Board of Directors of the Los Angeles World Affairs Council.

                  GWENDOLYN GARLAND BABCOCK, 61, has been a director of the Company since 1976 and is a member of the Nominating Committee. She has been a private investor for more than
[PHOTO] five years. Mrs. Babcock is a graduate of Bryn Mawr College and is a member of the Board of Overseers of The Huntington Library, Art Collections and Botanical Gardens. She is also a trustee of the Chandler Trusts and a director of Chandis Securities Company. (See the Note on page 8.)


                  DONALD R. BEALL, 58, has been a director of the Company since 1990 and is a member of the Compensation Committee and the Nominating Committee. He is Chairman of the Board and
[PHOTO] Chief Executive Officer of Rockwell International Corporation, a leading provider of technology solutions in the industrial automation, semiconductor systems, avionics and communications systems and automotive component systems business. Prior to assuming his present position in February 1988, Mr. Beall served as President and Chief Operating Officer of Rockwell International for ten years. Mr. Beall received a B.S. degree from San Jose State University and an M.B.A. degree from the University of Pittsburgh. He is also a director of Amoco Corporation and Procter & Gamble Co.

                        CONTINUING DIRECTORS (CLASS I)

                  JOAN A. PAYDEN, 65, has been a director of the Company since 1993 and is a member of the Audit Committee, the Finance Committee and the Public Responsibility Committee. She is a founder, president and chief executive officer of Payden & Rygel, an investment management firm registered under the
[PHOTO] Investment Company Act of 1940 which manages domestic and global fixed-income portfolios. She has held those positions since the formation of the firm in 1983. Prior to that time, Ms. Payden was the managing partner of the west coast operation of Scudder, Stevens & Clark. Ms. Payden has a B.A. degree in Mathematics and Physics from Trinity College in Washington, D.C. and completed graduate study at Columbia University as well as the Advanced Management Program at Harvard Business School. She is a chartered financial analyst and is the President of the Investment Counseling Association of America. She is also a director of the Los Angeles Chamber of Commerce, a trustee of the Pacific Asia Museum and of Loyola Marymount University, and a member of the Board of Visitors of the Anderson Graduate School of Management at UCLA.

                  RICHARD T. SCHLOSBERG III, 52, has been a director of the Company since 1995. He is Executive Vice President of the Company and Publisher and Chief Executive Officer of the Los Angeles Times, with overall responsibility for all of the
[PHOTO] Company's newspapers. Mr. Schlosberg joined the Company in 1983 as Publisher and Chief Executive Officer of The Denver Post. He was named President and Chief Operating Officer of the Los Angeles Times in January 1988. In 1990, Mr. Schlosberg was named Group Vice President of newspapers and in 1993 was elected Senior Vice President. He was elected to his current position in January 1994. Mr. Schlosberg began his newspaper career with Harte-Hanks Communications in 1975 where he held a variety of positions including Senior Vice President of Harte-Hanks Communications and President of Harte-Hanks Newspaper Operations at the time of his departure in 1983. Mr. Schlosberg is a graduate of the U.S. Air Force Academy and Harvard University Graduate School of Business where he received an M.B.A. degree. He serves on the Board of Directors of the Newspaper Association of America, the Library Foundation of Los Angeles, KCET-TV and United Way. He also serves on the national board of Junior Achievement and the advisory board of the Salvation Army.

                  WARREN B. WILLIAMSON, 68, has been a director of the Company since 1977 and is Chairman of the Finance Committee and a member of the Compensation Committee. He is Chairman and
[PHOTO] Chief Executive Officer of Chandis Securities Company and Chairman of the Board of Trustees of the Chandler Trusts (see the Note on page 8). In 1989, Mr. Williamson retired from Crowell, Weedon and Co., a stock brokerage firm with which he had been associated since 1970. Mr. Williamson is a graduate of Claremont Men's College. He is also a director of Chandis Securities Company and Hollywood Park, Inc. In addition, Mr. Williamson is Chairman Emeritus of the Trustees of the Art Center College of Design.

                             CONTINUING DIRECTORS

  CLASS III (currently serving until the 1998 Annual Meeting and until their respective successors are elected and qualified):

                  OTIS CHANDLER, 69, has been a director of the Company since 1962 and is a member of the Nominating Committee and the Public Responsibility Committee. He is owner of the Vintage Museum of Transportation and Wildlife located in Oxnard,
[PHOTO] California. Mr. Chandler served as Chairman of the Executive Committee of the Board of Directors of the Company from January 1, 1986 through December 31, 1991. He also served as Chairman of the Board of Directors and Editor-in-Chief of the Company from 1981 through 1985 and as Vice Chairman of the Board from 1968 through 1980. He was Publisher of the Los Angeles Times from 1960 through 1980. Mr. Chandler is a graduate of Stanford University. (See the Note on page 8.)

                  ROBERT F. ERBURU, 66, has been a director of the Company since 1968. He is a member of the Audit Committee and the Public Responsibility Committee. Mr. Erburu served as President of the Company from 1974 through 1986 and from 1994 to June 1, 1995. He was Chief Executive Officer of the
[PHOTO] Company from 1981 to June 1, 1995 and Chairman of the Board of Directors from 1986 to January 1, 1996. Mr. Erburu graduated from the University of Southern California with a B.A. degree in Journalism and holds a J.D. degree from Harvard Law School. He is also a director of the Tejon Ranch Company, Cox Communications, Inc. and Marsh & McLennan Companies, Inc. Mr. Erburu is Chairman of the Board of Trustees of The Huntington Library, Art Collections and Botanical Gardens and of The J. Paul Getty Trust, as well as a trustee of the National Gallery of Art, The Flora and William Hewlett Foundation, The Ahmanson Foundation, the Ralph M. Parsons Foundation, the Fletcher Jones Foundation, the Carrie Estelle Doheny Foundation and the Pfaffinger Foundation. He is Chairman of the Pacific Council on International Policy, Chair of the Advisory Board of the Skirball Institute of American Values, and a director of the Tomas Rivera Center, the Los Angeles Annenberg Metropolitan Project and the Skirball Cultural Center. He is also a Fellow of the American Academy of Arts and Sciences and a member of the Business Council.

                  CLAYTON W. FRYE, JR., 66, has been a director of the Company since 1988 and is Chairman of the Compensation Committee and a member of the Nominating Committee and the Finance
[PHOTO]           Committee. He is the Senior Associate of Laurance S.
                  Rockefeller. He has served in that capacity since 1973 and is responsible for overseeing and directing Mr. Rockefeller's business, real estate and investment interests, among other things. Mr. Frye is a graduate of Stanford University where he received both a B.A. degree and an M.B.A. degree. He is the Chairman of Jackson Hole Preserve, Inc. and a Partner of Rockfeller & Associates Realty. Mr. Frye serves as a member of the Advisory Council of the Stanford University Graduate School of Business and the White House Historical Association. He is also a director of Tejon Ranch Company and several privately-held companies, including King Ranch, Inc.

                       CONTINUING DIRECTORS (CLASS III)

                  DAVID LAVENTHOL, 63, has been a director since 1987. He is Editor-at-Large of the Company. He was President of the Company from January 1, 1987 to December 31, 1993 and Publisher and Chief Executive Officer of the Los Angeles
[PHOTO]           Times from August 31, 1989 to December 31, 1993. Mr.
                  Laventhol was a Senior Vice President and a Vice President of the Company from 1981 through 1986. He also was Publisher and Chief Executive Officer of Newsday, Inc. from 1978 until 1986, having been an officer of that subsidiary of the Company since 1971. He graduated from Yale University and holds an M.A. degree from the University of Minnesota.
                  Mr. Laventhol is Chairman of the Board of Trustees of the Museum of Contemporary Art in Los Angeles and a director of the United Negro College Fund and the National Parkinson's Foundation.

                  MARK H. WILLES, 55, is Chairman of the Board, President and Chief Executive Officer of the Company. A director of the Company since June 1, 1995, Mr. Willes was also elected President and Chief Executive Officer of the Company at that time. He was elected Chairman of the Board effective January
[PHOTO] 1, 1996. Prior to joining the Company, Mr. Willes was employed by General Mills, Inc., commencing in 1980, where he held a variety of positions including Chief Financial Officer, President and Chief Operating Officer and, at the time of his departure, Vice Chairman of the Board of Directors. He was also a director of that company. Mr. Willes was President of the Federal Reserve Bank of Minneapolis from 1977 to 1980. In 1971, Mr. Willes joined the Philadelphia Reserve Bank where he held a number of positions including Director of Research and First Vice President. He was Assistant Professor of Finance and Commerce at the University of Pennsylvania from 1967 to 1971. Mr. Willes received an undergraduate degree from Columbia College and a doctorate from Columbia Graduate School of Business. He is also a director of The Black & Decker Corporation, Ryder System, Inc. and Talbots, Inc.

                  HAROLD M. WILLIAMS, 69, has been a director since 1983 and is Chairman of the Public Responsibility Committee and is a member of the Audit Committee and the Finance Committee. He
[PHOTO] is President and Chief Executive Officer of The J. Paul Getty Trust in Los Angeles, a charitable trust devoted to the arts and humanities. Among its activities, the Trust operates the Getty Museum, an internationally renowned collection of fine arts, in Malibu, California. Before assuming his present position in 1981, Mr. Williams served approximately four years as Chairman of the Securities and Exchange Commission in Washington, D.C. Mr. Williams is a graduate of UCLA and holds a J.D. degree from Harvard Law School. Mr. Williams is also a director of SunAmerica.

                                     NOTE

    Four of the Company's present directors (Gwendolyn Garland Babcock, Bruce Chandler, Otis Chandler and Warren B. Williamson) are cousins. Gwendolyn Garland Babcock, Bruce Chandler, Camilla Chandler Frost, Douglas Goodan, William Stinehart, Jr., Judy C. Webb and Warren B. Williamson are the trustees of two trusts known as the "Chandler Trusts." Camilla Chandler Frost is the sister of Otis Chandler and a cousin of the other directors named above (other than Mr. Stinehart). Douglas Goodan and Judy C. Webb are also cousins of each of the directors named above (other than Mr. Stinehart). The trustees (other than Mr. Stinehart) and other of their relatives are beneficiaries of the Chandler Trusts. The Chandler Trusts, their trustees and the general family group of which they are members may be deemed to be "parents" of the Company within the meaning of the Securities Act of 1933, as amended.

                           COMPENSATION OF DIRECTORS

  The Board of Directors presently has seventeen directors, three of whom are salaried employees of the Company. Salaried employees receive no additional compensation or benefits for their service as directors. Significant changes were made in January 1997 to the compensation and benefits of the non-employee directors in order to align their interests more closely with those of the shareholders. Those changes are described on page 9 in the section entitled "Revised Director Compensation."

1996 DIRECTOR COMPENSATION

  During 1996, directors who were not employees of the Company received an annual retainer of $30,000 and a fee of $1,000 for each Board or committee meeting attended, and directors who chaired committees of the Board received an additional annual retainer of $5,000. One-half of each such director's aggregate retainer was paid in cash and one-half was paid in Series A Common Stock under The Times Mirror Company Non-Employee Directors Stock Plan, which was approved by shareholders in 1996.

  The cash portion of a director's 1996 retainer, committee and meeting attendance fees could be deferred under the Deferred Compensation Plan for Directors. Under that Plan, such amounts may be distributed, in accordance with the director's election at the time the deferral commitment was made, in the January following (i) termination of service, (ii) the later of termination of service or attainment of ages 55, 60, 65, 70, or (iii) a predetermined number of years. The director's deferral agreement may provide either a lump sum distribution or annual installment payments over 5, 10 or 15 years. In addition, certain provisions have been made for hardship, discounted unscheduled withdrawals and change in control distributions. The crediting rate applied to the accounts is determined annually by a committee appointed by the Compensation Committee of the Board of Directors. Survivors are entitled to receive the unpaid account balance in the form elected by the director at the time the deferral commitment was made if a director dies prior to benefit commencement.

  During 1996, non-employee directors also participated in the Company's Pension Plan for Directors, which provided for the payment after retirement from the Board of an annual benefit equal to the sum of the amount of the annual retainer at the time of retirement plus the amount of Board and committee attendance fees paid or payable for the calendar year preceding retirement. The duration of the payment equaled the number of years of service as an outside director. In order to receive this benefit, a director had to be a member of the Board in good standing at the time of retirement with at least five years of service and had to be available for consultation upon request while receiving benefits.

  In January 1997, the Board determined that benefit accruals under the Pension Plan for Directors would cease, effective December 31, 1996, for current directors, and that no future directors would be entitled to participate in that Plan. Retired directors will continue to receive benefits previously earned under the Pension Plan for Directors. Current directors will receive an agreed upon amount (either in a present lump sum payment or in a future payment, which can be paid in a lump sum or in installments ) in lieu of benefits accrued under the Pension Plan for Directors as of December 31, 1996. The Company will issue to a current director who elects to receive a future payment a promissory note which bears interest at 9% compounded annually.

REVISED DIRECTOR COMPENSATION

  In January 1997, the Board of Directors suspended the Company's Pension Plan for Directors, eliminated Board and committee meeting fees, changed the retainer payable to non-employee directors of the Company, and amended The Times Mirror Company Non-Employee Directors Stock Plan in order to effect the changes described below.

  Effective January 1, 1997, each non-employee director will receive an annual retainer of 500 shares of Series A Common Stock. In addition, each of them will receive a cash payment equal to the value of 500 shares of such stock, based on the prevailing market prices at the time. Non-employee chairpersons of committees of the Board will also receive an annual retainer of 60 shares of Series A Common Stock and a cash payment equal to the value of 60 shares of such stock. A director may also elect to receive the cash portion of the annual retainer or the chairperson retainer in the form of Series A Common Stock.

  Upon receipt of shareholder approval of The Times Mirror Company 1997 Directors Stock Option Plan, non-employee directors also will receive annually an option grant for 5,000 shares of Series A Common Stock. These stock options will be immediately exercisable at a price equal to the fair market value of the Series A Common Stock on the date of grant, will have a term of ten years and will be subject to such additional terms and conditions more fully described below under "Approval of The Times Mirror Company 1997 Directors Stock Option Plan."

  Under the new retainer program, non-employee directors may elect to defer the receipt of any part of their retainer. If a director defers receipt of the cash portion and/or stock portion of the retainer, an amount valued with reference to shares of Series A Common Stock will be credited to an unfunded stock unit account. During the deferral period, this account will be credited with additional stock units equal to the value of dividends declared on the Series A Common Stock represented by stock units in the account. The aggregate value of the stock units will be distributed in shares of Series A Common Stock under The Times Mirror Non-Employee Directors Stock Plan at the end of the deferral period selected by the director.

  For each non-employee director, the Company provides $150,000 life insurance coverage and $100,000 travel accident insurance for travel on Company business.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  The standing committees of the Board are the Audit Committee, Compensation Committee, Finance Committee, Nominating Committee and Public Responsibility Committee. The functions of each of these five committees are described and the members of each are listed below.

  Each year, the Audit Committee reviews the Company's audit plan, the scope of activities of the independent auditors and of the internal auditors, the results of the audit after completion, and the fees for services performed during the year, and recommends to the Board of Directors the firm to be appointed as independent auditors. During a portion of each meeting, this Committee meets with representatives of the independent auditors without officers or employees of the Company present. The members of the Audit Committee are Dr. Alfred E. Osborne, Jr. (Chairman), John E. Bryson, Robert F. Erburu, Joan A. Payden, William Stinehart, Jr. and Harold M. Williams, none of whom is either an officer or employee of the Company. The Audit Committee met three times in 1996.

  The Compensation Committee administers the Company's employee, management and executive compensation and stock plans, determines the compensation of executive officers of the Company, authorizes and approves bonus-incentive compensation programs for executive personnel of the Company and considers and discusses other matters relating to key executive personnel, including management succession and promotions. Clayton
W. Frye, Jr. (Chairman), Donald R. Beall, John E. Bryson, Dr. Alfred E. Osborne, Jr., Warren B. Williamson and Dr. Edward Zapanta, none of whom is either an officer or employee of the Company, are the members of the Compensation Committee. The Compensation Committee met three times in 1996.

  The Finance Committee reviews financial policies and performance objectives as developed by the Company's management. Warren B. Williamson (Chairman), C. Michael Armstrong, Bruce Chandler, Clayton W. Frye, Jr., Joan A. Payden, William Stinehart, Jr. and Harold M. Williams are the members of the Finance Committee, which met once in 1996.

  The Nominating Committee considers and recommends to the Board nominees for possible election to the Board of Directors and considers other matters pertaining to the size and composition of the Board of Directors and its committees. The members of the Nominating Committee are Dr. Edward Zapanta (Chairman), Gwendolyn Garland Babcock, Donald R. Beall, Otis Chandler, Clayton
W. Frye, Jr. and Dr. Alfred E. Osborne, Jr. The Nominating Committee recommended the nomination of all directors in Class II for election at the 1997 Annual Meeting. The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders as possible nominees, if such recommendations are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the persons recommended and such persons consent to be considered. Such recommendations must be submitted in writing to the Secretary of the Company by no later than December 31 preceding the annual meeting of shareholders at which directors are to be elected. The Nominating Committee met once in 1996.

  The Public Responsibility Committee reviews and evaluates policies and practices of the Company to assure that they are consistent with high standards of responsible corporate conduct, as well as with the Company's legal and other obligations to its employees, consumers, communities and society as a whole. The members of the Public Responsibility Committee are Harold M. Williams (Chairman), C. Michael Armstrong, Otis Chandler, Robert F. Erburu, Joan A. Payden and Dr. Edward Zapanta. The Public Responsibility Committee met once in 1996.

  In 1996, there were five meetings of the Board of Directors. During the year, each of the incumbent directors, other than Mr. Armstrong, Mr. Frye and Ms. Payden, attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she sits.

     APPROVAL OF THE TIMES MIRROR COMPANY 1997 DIRECTORS STOCK OPTION PLAN

GENERAL

  On January 30, 1997, the Board of Directors adopted, subject to approval of the Company's shareholders, The Times Mirror Company 1997 Directors Stock Option Plan (the "Directors Stock Option Plan"). The Board determined that, in lieu of continued participation by current and future non-employee directors in the Times Mirror Pension Plan for Directors described previously under "Compensation of Directors," non-employee directors should be compensated through option grants in order to align their financial interests with those of the Company's shareholders by increasing such directors' proprietary interest in the Company.

  The Board of Directors has passed a resolution providing that under the Directors Stock Option Plan, each non-employee director of the Company will be awarded as of January 30, 1997, and thereafter as of the first Board meeting of each subsequent calendar year, stock options for 5,000 shares of the Company's Series A Common Stock, or such number as may be determined by the Board from time to time. If any non-employee director joins the Board during the calendar year, he or she will receive a prorated option grant as of the first Board meeting on or after joining the Board, based on the number of months, rounded up to whole months, remaining in the calendar year. The option grants will have an exercise price equal to the fair market value on the date of grant and will be immediately exercisable, with a ten year term and such other terms and conditions as may be specified by the Board or the Compensation Committee from time to time.

INITIAL GRANTS

  The following table lists the initial grants of options made on January 30, 1997, subject to approval of the Directors Stock Option Plan by the Company's shareholders.

                               NEW PLAN BENEFITS

           THE TIMES MIRROR COMPANY 1997 DIRECTORS STOCK OPTION PLAN

                                                NUMBER OF SECURITIES
         NAME AND POSITION                       UNDERLYING OPTIONS
         -----------------                      --------------------
         Named Executive Officer Group........           0
         Non-Executive Director Group.........         70,000
         Executive Group......................           0
         Non-Executive Officer Employee Group.           0

SUMMARY OF THE PLAN

  The following summary of the main features of the Directors Stock Option Plan is qualified in its entirety by reference to the complete text of such Plan, which is Exhibit A to this Proxy Statement.

  PURPOSE. The purpose of the Directors Stock Option Plan is to attract, retain and motivate qualified individuals to serve on the Company's Board of Directors and to align their financial interests with those of the Company's shareholders by increasing their proprietary interest in the Company.

  ELIGIBILITY. Non-Employee Directors of the Company are eligible to receive stock options under the Directors Stock Option Plan. Non-Employee Directors are those members of the Company's Board of Directors who are not at the time also employees of the Company or any of its subsidiaries. For the purposes of the Directors Stock Option Plan, the Chairman of the Board's status as an employee will be determined by the Board of Directors. There are currently 14 Non-Employee Directors on the Board of Directors.

  EXERCISE PRICE AND TERMS. The exercise price for each option will be determined by the Board of Directors, and will not be less than the Fair Market Value, defined in the Plan as the mean between the high and low market prices of the stock on the date of the grant. On January 30, 1997, the Fair Market Value of a share of Series A Common Stock was $46.6875. The Board of Directors will specify the number of shares subject to each option grant (or the formula to determine the number of shares), the Non-Employee Directors to receive grants, the date of grant and the vesting and expiration terms of the options. These determinations do not have to be the same for each grant or for each Non-Employee Director. The Board of Directors may provide that options are granted to a Non-Employee Director instead of a cash retainer or other compensation. The Board may also provide that the shares of stock issued upon exercise of the option will be subject to additional conditions or agreements as the Board in its discretion may specify before the exercise of the option, including deferrals on issuance of shares, conditions on vesting or the transferability of options, and forfeiture or repurchase provisions. The maximum number of shares of stock subject to options granted under the Directors Stock Option Plan for any calendar year to any person because of service as a Non-Employee Director, other than options that a Non-Employee Director has elected to receive instead of a cash retainer or other fees, may not exceed 50,000 shares.

  ADMINISTRATION. The Directors Stock Option Plan is administered by the Board or, as provided in the Plan, by a committee of the Board. Subject to the express provisions of the Plan, the committee will be authorized and empowered to do all things which are necessary or desirable in connection with the administration of the Plan. However, the Board of Directors may at any time limit the authority of the committee to administer the Plan. The Directors Stock Option Plan is intended to operate in a manner that exempts grants of stock under the Plan from Section 16(b) of the Securities Exchange Act of 1934.

  STOCK SUBJECT TO THE DIRECTORS STOCK OPTION PLAN. The maximum number of shares of the Company's Series A Common Stock that can be issued under the Directors Stock Option Plan is 500,000. The maximum number and type of shares or other securities that may be issued under the Plan and that are subject to outstanding options will be adjusted appropriately if the outstanding securities of the class of stock then subject to the Plan are affected through a reorganization, reclassification, dividend (other than regular, quarterly cash dividends), or other distribution, stock split, reverse stock split, spin-off or similar transaction, or if substantially all of the property and assets of the Company are sold, unless the terms of the transaction provide otherwise.

  NON-TRANSFERABILITY. Options will be transferable only by will or the laws of descent and distribution, unless the Board of Directors or a committee of the Board appointed to administer the Plan provides otherwise.

  FEDERAL INCOME TAX CONSEQUENCES. A Non-Employee Director who is granted a stock option under the Plan will not recognize taxable income at the time of the grant, but will generally recognize taxable income upon the exercise of the option. The amount of income recognized upon the exercise of the stock option will be measured by the excess, if any, of the Fair Market Value of the shares of stock at the time of exercise over the exercise price. The Company will generally be entitled to a deduction corresponding to the amount of income recognized by the Non-Employee Director. This explanation is not a complete summary of the Federal income tax considerations for stock options granted under the Plan, and tax consequences under state, local or foreign law may differ from the consequences under Federal income tax law.

  GRANT. Any options granted prior to the date on which shareholders approve the Plan will be contingent upon shareholder approval, and, if approval is not obtained, will be null and of no effect.

  LOANS. The Company may, if authorized by the Board, make loans for the purpose of enabling a Non-Employee Director to exercise options granted under the Plan and to pay the taxes resulting from an option exercise under the Plan. The Board has authority to determine the terms and conditions of the loans, which may be secured by the shares of stock received upon exercise of the option.

  ARBITRATION. Any claim or dispute relating to the Plan will be settled by arbitration.

  AMENDMENTS AND TERMINATION. Except to the extent required by law or New York Stock Exchange rules, the Board of Directors may periodically amend the Directors Stock Option Plan without further shareholder approval, but may not amend the Plan to increase materially the number of shares of stock authorized for issuance under the Plan without shareholder approval. No options may be granted after the tenth anniversary of the date of approval by the shareholders of the Plan, and it may be terminated earlier than that date by the Board of Directors. Termination and expiration of the Directors Stock Option Plan will not affect the rights and obligations arising under the options granted before termination or expiration which are then in effect.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS ADOPTED THE DIRECTORS STOCK OPTION PLAN AND RECOMMENDS A VOTE FOR ITS APPROVAL.

                      APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors of the Company, on the recommendation of its Audit Committee (consisting of directors who are neither officers nor employees of the Company--see page 9), has appointed Ernst & Young LLP as independent auditors for the Company and its subsidiaries for 1997. As a matter of corporate practice, the Company is submitting the appointment of Ernst & Young LLP to shareholders for ratification. If shareholders fail to ratify the appointment, the Audit Committee will review its selection for subsequent years.

  Ernst & Young LLP has served as independent auditors for the Company since 1936. One or more members of the firm will attend the Annual Meeting. Ernst & Young LLP has indicated that it does not presently intend to make a statement at the Annual Meeting, but a member of the firm will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                                 OTHER MATTERS

  Management does not know of any matter to be acted upon at the meeting other than the matters described above. If any other matter properly comes before the meeting, however, the proxy holders will vote on those matters in accordance with their best judgment.

                        OWNERSHIP OF VOTING SECURITIES

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

  The following table sets forth the ownership of the outstanding shares of the voting securities of the Company as of March 10, 1997 (except as otherwise noted), held by persons known to the Company to beneficially own more than 5% of the outstanding shares of a class of voting securities of the Company and by certain employee benefit plans maintained by the Company for various qualified retirement plans for employees of the Company and its subsidiaries. Unless otherwise indicated, beneficial ownership numbers represent shares over which the beneficial owner has sole voting and dispositive power.

                          SERIES A   PERCENT  SERIES B   PERCENT   SERIES C   PERCENT
  NAME AND ADDRESS OF      COMMON      OF     PREFERRED    OF       COMMON      OF
    BENEFICIAL OWNER       STOCK    SERIES(1)   STOCK   SERIES(1)   STOCK    SERIES(1)
  -------------------    ---------- --------- --------- --------- ---------- ---------
The Trustees of the      18,668,546   27.99%     --        --     20,757,246   77.59%
 Chandler Trusts(2).....
  c/o Chandis Securities
  Company
  350 West Colorado
  Boulevard,
  Suite 230
  Pasadena, CA 91105
The Times Mirror Stock       --         --      269,853    3.46%     641,288    2.40%
 Trust(3)...............
  Times Mirror Square
  Los Angeles, CA 90053
The Times Mirror
 Employee Stock
 Ownership Trust(4).....  2,536,173    3.80%     --         --     1,753,391    6.55%
  Times Mirror Square
  Los Angeles, CA 90053
Times Mirror Savings      2,309,193    3.46%    188,347    2.42%     214,821     .80%
 Plus Plan Trust(5).....
  Times Mirror Square
  Los Angeles, CA 90053
George Soros(6).........  5,871,900    8.80%     --        --         --         --
  c/o Soros Fund
  Management
  888 Seventh Avenue,
  33rd Floor
  New York, New York
  10166
Dodge & Cox(7)..........     --         --      811,372   10.42%      --         --
  1 Sansome Street
  San Francisco, CA
  94104
FMR Corp.(8)............  7,791,126   11.68%
  82 Devonshire Street
  Boston, MA 02109
Citicorp and Citibank,       --         --    3,900,390   50.07%      --         --
 N.A.(9)................
  399 Park Avenue
  New York, NY 10043
The Putnam Advisory       3,722,741    5.58%     --         --        --         --
 Company, Inc.(10)......
  Putnam Investments
  Putnam Investment
   Management, Inc.
  1 Post Office Square
  Boston, MA 02109

--------
 (1) The percentages are based on the number of shares outstanding of each class of voting securities as of March 10, 1997, as reflected in the records of the Company.

 (2) On March 10, 1997, the Chandler Trusts owned in the aggregate 18,668,546 shares of Series A Common Stock, 20,757,246 shares of Series C Common Stock and 442,596 shares of Cumulative Redeemable Preferred Stock, Series A ("Series A Preferred Stock"), which is a nonvoting stock. Chandis Securities Company, a corporation, owned 8,581,432 shares of Series A Common Stock, 9,656,432 shares of Series C

    Common Stock and 380,972 shares of Series A Preferred Stock. Substantially all of the outstanding stock of Chandis Securities Company is owned by one of the Chandler Trusts and the amounts set forth in the above table opposite the Chandler Trusts include the holdings of Chandis Securities Company. In addition to her interests in shares held by the Chandler Trusts, Gwendolyn Garland Babcock holds 6,243 shares of Series A Common Stock (over all of which Mrs. Babcock has sole voting and dispositive power), including 5,000 shares of Series A Common Stock which she may acquire upon the exercise of outstanding stock options and 1,000 stock units which she deferred under The Times Mirror Non-Employee Directors Stock Plan. Her husband holds 1,410 shares of Series A Common Stock,
    448 shares of Series C Common Stock and 793 shares of Series B Preferred Stock, and Mrs. Babcock, together with her husband, holds as co-trustee 203 shares of Series A Common Stock, 12,212 shares of Series C Common Stock and 5,302 shares of Series B Preferred Stock, of which she disclaims beneficial ownership. In addition to his interests in shares held by the Chandler Trusts, Otis Chandler (individually and as a trustee) and his wife hold an aggregate of 64,806 shares of Series A Common Stock (of which Mr. Chandler has sole voting and dispositive power over 7,195 shares) and 61,289 shares of Series C Common Stock (of which he has sole voting and dispositive power over 42 shares), including 6,410 shares of Series A Common Stock which he may acquire upon the exercise of outstanding stock options. In addition to Mrs. Babcock, five other trustees of the Chandler Trusts own Series A Common Stock individually or as trustee as follows:
    131,691 shares by Camilla Chandler Frost (over all of which Mrs. Frost has sole voting and dispositive power) and 45,545 shares held by a trust of which Mrs. Frost is a co-trustee and of which she disclaims beneficial ownership; 500 shares by Douglas Goodan (over all of which Mr. Goodan has sole voting and dispositive power); 5,743 shares by Bruce Chandler (over all of which Mr. Chandler has sole voting and dispositive power), including 5,000 shares of Series A Common Stock which he may acquire upon the exercise of outstanding stock options; 6,743 shares by William Stinehart, Jr. (of which he has sole and dispositive power over 6,000 shares), including 5,000 shares of Series A Common Stock which he may acquire upon the exercise of outstanding stock options and 1,000 stock units which he deferred under The Times Mirror Non-Employee Directors Stock Plan; and 6,403 shares by Warren B. Williamson (over all of which Mr. Williamson has sole voting and dispositive power), including 5,000 shares of Series A Common Stock which he may acquire upon the exercise of outstanding stock options and 1,120 stock units which he deferred under The Times Mirror Non-Employee Directors Stock Plan. On March 10, 1997, the individuals who act as trustees of the Chandler Trusts beneficially owned, directly or indirectly, in their capacities as individuals and as trustees of the Chandler and other trusts an aggregate of 18,937,833 shares of Series A Common Stock, 20,831,195 shares of Series C Common Stock and 6,095 shares of Series B Preferred Stock (including shares owned by the Chandler Trusts and Chandis Securities Company), constituting 28.39% of the shares of Series A Common Stock and 77.86% of the shares of Series C Common Stock and .08% of the shares of Series B Preferred Stock outstanding on that date, representing 66.45% of the total voting interests of all outstanding shares of Series A and Series C Common Stock and Series B Preferred Stock. Unless otherwise indicated, all beneficial ownership figures reported in this footnote represent shares over which the beneficial owner shares voting and dispositive power with others.

 (3) This Trust holds stock on behalf of The Times Mirror Pension Plan and other pension plans for employees of the Company's subsidiaries. All decisions as to the voting and disposition of such common stock are under the authority and responsibility of the Plan Administration Committee appointed by the Board of Directors of the Company. The Plan Administration Committee consists of five officers of the Company, three of whom are Richard T. Schlosberg III, Thomas Unterman and Mark H. Willes.

 (4) Based on holdings as of December 31, 1996. Shares of Times Mirror stock allocated to participants' accounts in The Times Mirror Employee Stock Ownership Plan ("ESOP") are voted by the participants themselves on matters presented at meetings of shareholders. Shares with respect to which no participant directions are received are voted by the Trustee of the ESOP, The Northern Trust Company, as directed by the Plan Administration Committee described in Note (3) above. This Committee also has authority and responsibility for the disposition of the investment of the assets held in the ESOP, including the stock.

 (5) Based on holdings as of December 31, 1996. Shares of Times Mirror stock held in the Times Mirror Savings Plus Plan accounts or allocated to participants' Payroll-Based Stock Ownership Plan ("PAYSOP") accounts are voted by the participants themselves on matters presented at meetings of stockholders. Shares allocated to the Times Mirror Savings Plus Plan accounts with respect to which no participant directions are received will remain unvoted. Shares allocated to the PAYSOP accounts with respect to which no participant directions are received will be voted by The Northern Trust Company, as trustee of the Times Mirror Savings Plus Plan as directed by the Plan Administration Committee described in Note (3) above. Fidelity Management Trust Company will replace The Northern Trust Company as trustee of the Times Mirror Savings Plus Plan on April 1, 1997.

 (6) The following information is based solely on a Schedule 13D dated January 1, 1997, which was filed with the Securities and Exchange Commission (the "SEC"). The aggregate number of shares of Series A Common Stock of which George Soros (the "Reporting Person") may be deemed a beneficial owner is 5,871,000, representing approximately 8.19% of the outstanding shares of Series A Common Stock based upon 71,676,855 shares of Series A Common Stock outstanding on December 31, 1996. The Reporting Person may be deemed the beneficial owner of (i) 5,347,500 shares of Series A Common Stock held for the account of Quantum Partners LDC ("Quantum Partners"), a Cayman Islands exempted limited duration company which has granted investment discretion to Soros Fund Management LLC ("SFM LLC"), a Delaware limited liability company of which the Reporting Person is the Chairman and one of the three members of the Management Committee, and
     (ii) 524,400 shares of Series A Common Stock held for the account of Lupa Family Partners ("Lupa"), of which the Reporting Person is one of two general partners. Stanley Druckenmiller, Lead Portfolio Manager and a member of the Management Committee of SFM LLC, also owns a 75% interest in, and is the sole managing member of, Duquesne LLC, a registered investment adviser. Accounts of investment advisory clients over which Duquesne LLC exercises investment discretion hold 918,700 shares of Series A Common Stock, representing approximately 1.28% of the Series A Common Stock outstanding at December 31, 1996. The Reporting Person expressly disclaimed beneficial ownership of any shares of Series A Common Stock not held for the accounts of Quantum Partners or Lupa.

 (7) Based solely on a Form 13F filed with the SEC as of December 31, 1996, in which Dodge & Cox reported having sole voting authority over shares that it held on such date.

 (8) This information is based solely on a Schedule 13G dated February 14, 1997, filed with the SEC by FMR Corp. as a parent holding company on behalf of certain shareholders of FMR Corp. and its investment advisory subsidiary Fidelity Management & Research Company ("Fidelity"). Fidelity is the beneficial owner of 6,549,871 shares of the Series A Common Stock as a result of acting as investment advisor to various registered investment companies. FMR Corp. has sole power to vote 1,009,955 shares, and sole power to dispose or to direct the disposition of 7,791,126 shares.

 (9) This information is based solely on Amendment No. 1 to Schedule 13G dated March 10, 1997 filed by Citibank, N.A. and its parent holding company, Citicorp, with the SEC. According to the filing, Citicorp and Citibank, N.A. have sole power to vote and to dispose of 3,900,390 shares of the Series B Preferred Stock. At the end of 1996 and continuing into early 1997, the Company entered into a series of forward purchase contracts with a Citicorp subsidiary with respect to shares of the Series B Preferred Stock. These contracts mature in 1998 but may be terminated earlier, and are structured to be settled on a net share basis in shares of Series B Preferred Stock, or in shares of Series A Common Stock if the Series B Preferred Stock is redeemed prior to the maturity of the contracts. On February 28, 1997, the Company announced that it would redeem all of its outstanding Series B Preferred Stock on April 2, 1997. In the redemption, each share of Series B Preferred Stock will be exchanged for .57083 of a share of Series A Common Stock.

(10) Based solely on a Form 13F filed with the SEC as of December 31, 1996, in which these entities reported having shared dispositive power and no voting power over all of such shares, except for 86,480 shares as to which they have shared voting power.

BENEFICIAL OWNERSHIP OF MANAGEMENT

  The following table shows the beneficial ownership as of March 10, 1997 of the Company's common and preferred stock, including shares as to which a right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, of each director, each executive officer listed in the Summary Compensation Table on page 19, and a group of such persons and other executive officers. For this purpose, the rules of the Securities and Exchange Commission require that every person who has or shares the power to vote or dispose of shares of stock be reported as a "beneficial owner" of all shares as to which such power exists. As a consequence, many persons may be deemed to be the "beneficial owners" of the same securities and for this reason all shares of Series A Common Stock, Series C Common Stock and Series A Preferred Stock held by the trustees of the Chandler Trusts and by Chandis Securities Company (see Note (2) on page 14) are included in the shares reported in the table below as "beneficially owned" by each director who is also a trustee of the Chandler Trusts.

                                 SERIES A                     SERIES C               SERIES A           SERIES B
                               COMMON STOCK                 COMMON STOCK          PREFERRED STOCK    PREFERRED STOCK
                          ------------------------------ ------------------------ ------------------ ---------------------
                                                 PERCENT                  PERCENT            PERCENT               PERCENT
                                                   OF                       OF                 OF                    OF
          NAME              TOTAL(1)(2)          SERIES   TOTAL(1)        SERIES   TOTAL     SERIES   TOTAL        SERIES
          ----            ---------------        ------- ----------       ------- -------    ------- -------       -------
C. Michael Armstrong....         8,708(3)             *         --           --       --       --        --          --
Gwendolyn Garland
 Babcock................    18,676,402(3)(4)(5)   28.00% 20,769,906(4)(5)  77.63% 823,568(4)   100%    6,095(5)       *
Donald R. Beall.........         7,243(3)(5)          *         --           --       --       --        --          --
John E. Bryson..........         9,896(3)             *         --           --       --       --        --          --
Bruce Chandler..........    18,674,289(4)         28.00% 20,757,246(4)     77.59% 823,568(4)   100%      --          --
Otis Chandler...........    18,733,352(4)(5)      28.09% 20,818,535(4)(5)  77.82% 823,568(4)   100%      --          --
Robert F. Erburu........       511,789(3)             *     351,990(6)      1.32%     --       --    125,790(6)     1.61%
Clayton W. Frye, Jr. ...        11,213                *         190            *      --       --        --          --
David Laventhol.........        33,104                *      24,530            *      --       --        --          --
Kathleen G. McGuinness..         9,482(7)             *         --           --       --       --        --          --
Dr. Alfred E. Osborne,
 Jr. ...................         7,103(3)             *         385            *      --       --        375          *
Joan A. Payden..........         6,743                *         --           --       --       --        --          --
Richard T. Schlosberg
 III....................       166,752(7)             *     936,873(6)(8)   3.50%     --       --    395,643(6)(8)  5.08%
William Stinehart, Jr. .    18,675,289(3)(4)(5)   28.00% 20,757,246(4)     77.59% 823,568(4)   100%      --          --
Thomas Unterman.........       106,323(7)             *     641,546(8)      2.40%     --       --    269,853(8)     3.46%
Mark H. Willes..........       124,219(5)(7)          *     641,288(8)      2.40%     --       --    269,853(8)     3.46%
Harold M. Williams......         6,043                *         200            *      --       --        --          --
Warren B. Williamson....    18,674,949(3)(4)      28.00% 20,757,246(4)     77.59% 823,568(4)   100%      --          --
Donald F. Wright........       132,457(5)(7)          *     299,402(6)      1.12%     --       --    125,790(6)     1.61%
Dr. Edward Zapanta......         9,125(3)(9)          *         --           --       --       --        --          --
All directors and
 officers as a group (31
 persons, including
 those named above).....    20,210,311            30.30% 21,872,589        81.76% 823,568      100%  406,634        5.22%

-------
 * Less than 1%
(1) Includes shares held under the Company's Savings Plus Plan (including the PAYSOP) and Employee Stock Ownership Plan and allocated to the accounts of the executive officers as of December 31, 1996. Also includes shares held in the Company's Dividend Reinvestment Plan.
(2) Includes shares which may be acquired upon the exercise of outstanding stock options and that are currently exercisable within 60 days of March 10, 1997 as follows: 7,465 by Mr. Armstrong; 5,000 by Mrs. Babcock; 5,000 by Mr. Beall; 8,653 by Mr. Bryson; 5,000 by Mr. Bruce Chandler; 6,410 by Mr. Otis Chandler; 423,686 by Mr. Erburu; 5,000 by Mr. Frye; 6,750 by Ms. McGuinness; 5,000 by Dr. Osborne; 5,000 by Ms. Payden; 134,826 by Mr. Schlosberg; 5,000 by Mr. Stinehart; 75,207 by Mr. Unterman; 45,050 by Mr. Willes; 5,000 by Mr. Williams; 5,000 by Mr. Williamson; 105,842 by Mr. Wright; and 5,000 by Dr. Zapanta.
(3) Includes shares deferred under The Times Mirror Company Non-Employee Directors Stock Plan.
(4) Includes shares held in the Chandler Trusts, as to which Mr. Stinehart disclaims beneficial ownership. See Note (2) on page 14.

(5) Includes shares held in trust, or other capacities, as to which beneficial ownership is disclaimed.

(6) Includes shares held by the Pfaffinger Foundation as to which Messrs. Erburu, Schlosberg and Wright disclaim beneficial ownership. As of March 10, 1997 the Pfaffinger Foundation held 125,790 shares of Series B Preferred Stock and 294,477 shares of Series C Common Stock.

(7) Includes shares of restricted stock, including shares granted under the matching restricted stock program of The Times Mirror Company 1996 Management Incentive Plan.

(8) Includes shares held by The Times Mirror Stock Trust as to which Messrs. Schlosberg, Unterman and Willes disclaim beneficial ownership. See Note
    (3) on page 15.

(9) Includes shares held in an Individual Retirement Account.

                            EXECUTIVE COMPENSATION

  The following table sets forth information with respect to compensation of the chief executive officer of the Company and each of the four most highly compensated executive officers of the Company (other than the chief executive officer) serving in such capacity at December 31, 1996. This table includes information for each individual for services in all capacities to the Company for the fiscal years ended December 31, 1994, 1995 and 1996, unless otherwise noted.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                                -----------------------------
                                      ANNUAL COMPENSATION              AWARDS         PAYOUTS
                                 ------------------------------ --------------------- -------
                                                                           SECURITIES
                                                                RESTRICTED UNDERLYING
                                                   OTHER ANNUAL   STOCK      STOCK     LTIP    ALL OTHER
   NAME AND                      SALARY    BONUS   COMPENSATION   AWARDS    OPTIONS   PAYOUTS COMPENSATION
PRINCIPAL POSITION       YEAR(1)   ($)    ($)(2)      ($)(3)      ($)(4)     (#)(5)   ($)(6)     ($)(7)
------------------       ------- ------- --------- ------------ ---------- ---------- ------- ------------
Mark H. Willes            1996   798,076 1,350,000    2,900      338,859    180,200   745,084    101,503
 Chairman of the Board,   1995   409,616   525,000      --       595,000    108,000       --   1,085,613(8)
 President and Chief
 Executive Officer
Richard T.
 Schlosberg III           1996   525,000   675,000      904      169,453     75,000   620,903     95,365
 Executive Vice           1995   523,077   400,000      --           --      51,910   268,000      4,500
 President and Publisher  1994   472,115   450,000      --           --      40,337       --       4,500
 Los Angeles Times
Thomas Unterman           1996   450,000   405,000      --       101,672     50,700   378,751      4,500
 Senior Vice President    1995   413,019   250,000      --           --      29,615   160,800      4,500
 and Chief Financial      1994   362,020   250,000      --       453,125     24,237       --      54,500(9)
 Officer
Donald F. Wright          1996   404,999   360,000    1,612       90,375     42,800   416,005     44,974
 Senior Vice President,   1995   404,230   150,000      --           --      31,385   214,400      4,500
 Eastern Newspapers       1994   384,231   225,000      --           --      29,615       --       4,500
Kathleen G. McGuinness    1996   300,001   255,000      --        64,031     27,000       --      25,000
 Vice President, General  1995    38,077    20,000      --           --         --        --      25,000
 Counsel and Secretary

--------
(1) Mr. Willes and Ms. McGuinness were not executive officers of the Company in 1994, and no information has therefore been given about their compensation for 1994. Mr. Willes joined the Company on June 1, 1995, and Ms. McGuinness joined the Company on November 1, 1995.

(2) An officer may elect to take his or her bonus award in the form of cash or deferred cash. Beginning with 1996 bonuses, an officer may also elect to take 25% of such bonus award in shares of Series A Common Stock.

(3) Represents amounts paid in cash to reimburse the named officers for the tax impact of certain perquisites. None of the named executive officers received perquisites or other personal benefits in an amount sufficient to require inclusion in this column.

(4) Restricted stock grants relate to the Company's Series A Common Stock. Dollar amounts shown in this column equal the number of shares of restricted stock awarded multiplied by the closing market price of the Company's Series A Common Stock on the grant date, net of any consideration paid. The restricted shares granted for 1994 and 1995 vest 25% commencing on the second anniversary of the date of award and 25% on each successive anniversary of the award date. Grants for 1996 relate to the Company's matching bonus restricted stock program under The Times Mirror Company 1996 Management Incentive Plan. Under that program, certain officers of the Company can elect to place shares of Series A Common Stock on deposit with the Company in an amount equal to 25% of their bonus, which the Company then matches with the same number of restricted shares. The restricted shares granted on January 30, 1997 for 1996 compensation under the matching restricted stock program will vest 100% after four years, provided that the officer does not terminate employment with the Company prior to that time or withdraw the shares deposited with the Company for the match. Regular dividends are paid on restricted shares. As of December 31, 1996, the number and value of restricted stock award holdings, which do not include the restricted shares granted on January 30, 1997 for 1996 compensation, were as follows: 35,000 ($1,741,250) by Mr. Willes, and 25,000 ($1,243,750) by Mr. Unterman.

(5) Securities reported in the Summary Compensation Table above for the year 1996 were previously reported as 1995 compensation in the Summary Compensation Table of the Company's 1996 proxy statement in the column "Securities Underlying Stock Options" under Long-Term Compensation Awards. The options covering these securities were granted on December 7, 1995, but related to compensation for 1996 and are therefore being reported as 1996 compensation. Securities Underlying Stock Options previously reported as 1994 and 1993 compensation in prior proxy statements of the Company are now reflected in the Summary Compensation Table above as 1995 and 1994 compensation, respectively, because the awards related to compensation for those years. These reporting changes have been made to tie the grants to the compensation period to which they relate rather than to the date of the Board or committee meeting at which the grants were made. Securities reported for Mr. Willes for 1995 relate to the grant of stock options to him when he joined the Company. The options granted on January 30, 1997, on Series A Common Stock by the Compensation Committee as part of the named executives' 1997 compensation were as follows: 200,000 to Mr. Willes; 75,000 to Mr. Schlosberg; 65,000 (including 15,000 options as a special performance award) to Mr. Unterman; 40,000 to Mr. Wright; and 25,000 to Ms. McGuinness. These grants will be included as 1997 compensation in the Summary Compensation Table appearing in the Company's 1998 proxy statement.

(6) In 1996, deferred cash incentive awards which had previously been granted under the Company's 1992 Key Employee Long-Term Incentive Plan were canceled, and shares of the Company's Series A Common Stock with certain restrictions on transfer were granted in the place of such awards. Amounts reported for 1996 include the value of the shares and an amount equal to dividends paid during the first quarter of 1996 on such shares. Amounts reported for 1995 represent payouts earned for performance under the prior deferred cash incentive program.

(7) The amounts shown in this column for 1996 consist of the following: (i) Mr. Willes, $97,003 for relocation assistance (see page 28), and $4,500 for matching Company contributions under the Times Mirror Savings Plus Plan; (ii) Mr. Schlosberg, $90,865 for a payout for accrued vacation and $4,500 for matching Company contributions under the Times Mirror Savings Plus Plan; (iii) Mr. Unterman, $4,500 for matching Company contributions under the Times Mirror Savings Plus Plan; (iv) Mr. Wright, $40,474 for a payout for accrued vacation and $4,500 for matching Company contributions under the Times Mirror Savings Plus Plan; and (v) Ms. McGuinness, $25,000 of deferred compensation paid in connection with her hiring by the Company in 1995 to compensate her for the retirement benefits which she would have received from O'Melveny & Myers if she had remained a partner of that law firm.

(8) Mr. Willes received 25,000 shares of Series A Common Stock in February 1996 (having a present market value of $871,875 at that time) in lieu of cash for a housing differential allowance and $213,738 in 1995 for relocation assistance, resulting from his relocation in 1995 to Los Angeles (see page 28). These amounts were reported as bonus and as Other Annual Compensation, respectively, in the Company's 1995 proxy statement.

(9) Includes $4,500 for matching Company contributions under the Times Mirror Savings Plus Plan and $50,000 for relocation assistance, which was previously included as Other Annual Compensation in the 1994 proxy statement.

                              OPTION GRANTS TABLE

  The following table sets forth all grants of stock options for 1996 to the named executive officers of the Company under the Company's 1996 Management Incentive Plan.

                      OPTION GRANTS FOR FISCAL YEAR 1996

                               INDIVIDUAL GRANTS
-------------------------------------------------------------------------------

                         NUMBER OF
                         SECURITIES % OF TOTAL
                         UNDERLYING   OPTIONS   EXERCISE              GRANT
                          OPTIONS   GRANTED TO  OR BASE               DATE
                          GRANTED    EMPLOYEES   PRICE   EXPIRATION  PRESENT
NAME                       (#)(1)   FOR 1996(2)  ($/SH)     DATE    VALUE$(3)
----                     ---------- ----------- -------- ---------- ---------
Mark H. Willes..........  180,200      6.33      34.00    12/07/05  1,600,920
Richard T. Schlosberg
 III....................   75,000      2.64      34.00    12/07/05    666,000
Thomas Unterman.........   50,700      1.78      34.00    12/07/05    450,216
Donald F. Wright........   42,800      1.50      34.00    12/07/05    380,064
Kathleen G. McGuinness..   27,000      0.95      34.00    12/07/05    239,760

--------
(1) These options were granted at fair market value on December 7, 1995, but related to compensation for 1996 and are therefore reported in the table above. Except for grants to Ms. McGuinness, these options were previously reported as 1995 grants of stock options in the Option Grants Table of the Company's 1996 proxy statement. See Note (5) on page 20 to the Summary Compensation Table. These options were granted under the Company's 1996 Management Incentive Plan ("MIP"), have a ten-year term and may be initially exercised as to 25% of the underlying shares on the first anniversary of the grant date, an additional 25% becoming exercisable on each successive anniversary date, with full vesting on the fourth anniversary date. Upon a change in control as described under the MIP, any previously unexercisable portion of the options become exercisable.

(2) Except for Ms. McGuinness, this percentage was previously reported in the Option Grants Table in the Company's 1996 proxy statement, and is based on total options granted to employees of the Company in 1995. As indicated in Note (1) above, these options were granted on December 7, 1995 but related to compensation for 1996. See Note (5) on page 20 to the Summary Compensation Table.

(3) Present value determinations were made using the Black-Scholes option pricing model. There is no assurance that any value realized by optionees will be at or near the value estimated by that model. The ultimate values of the options will depend on the future market price of the Series A Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend upon the excess, if any, of the market value of the Series A Common Stock on the date the option is exercised over the exercise price of the option. The model assumes (a) volatility of 0.2732 derived by averaging the average historical volatility of the Company over the 7 year period prior to October 31, 1995 (the "Measurement Period") with the average historical volatility of its peer group for such period; (b) a risk-free rate of return based on the rate (5.93%) available on the grant date on zero-coupon U.S. Government issues with a remaining term equal to the expected life of the options (7 years); and (c) a dividend yield of 2.93% derived by averaging the average dividend yield of the Company for the Measurement Period with the average dividend yield of its peer group for such period. The yield and volatility components of the Black-Scholes option pricing model were determined, in part, by reference to a group of companies that were among the Company's peers on the grant date. This technique was used because of changes in the Company's lines of business during the Measurement Period that caused its historical volatility and yield not to be representative. The options vest at a rate of 25% per year over a 4 year period commencing on the first anniversary of the grant date. A 3% risk of forfeiture was used. The Black-Scholes ratio was applied to the average of the closing prices for the most recent 20 trading days ending December 5, 1995.

                    AGGREGATED OPTION EXERCISES IN 1996 AND
                     OPTION VALUES AS OF DECEMBER 31, 1996

  The following tables set forth the number of securities underlying unexercised options held by the named executive officers at December 31, 1996 and the value of unexercised in-the-money options as of December 31, 1996. None of the named executive officers exercised any stock options during 1996.

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                   OPTIONS AS OF          AS OF DECEMBER 31,
                                 DECEMBER 31, 1996              1996(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Mark H. Willes..............   45,050       243,150    $  709,537   $5,550,863
Richard T. Schlosberg III...   94,489       148,497     2,554,658    3,789,420
Thomas Unterman.............   50,970        91,877     1,390,146    2,293,614
Donald F. Wright............   76,227        93,100     2,112,523    2,424,379
Kathleen G. McGuinness......    6,750        20,250       106,312      318,937

--------
(1) Represents the difference between the closing price of the Company's Series A Common Stock on December 31, 1996 ($49.75) and the option price on the date of grant.

  The following material is not deemed to be part of a document filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and is not to be deemed to be incorporated by reference in any documents filed under the Securities Act of 1933, as amended, without the express consent of the persons named below.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

 Committee Charter

  The Board of Directors of The Times Mirror Company (the "Company") has delegated to the Compensation Committee (the "Committee") the authority to review, consider and determine the compensation of the Company's executive officers. This Committee was first established in 1962 and its activities have included the review and development of executive compensation programs and the award of incentive payments under those programs. The names of the Committee's members appear below. None of the members of the Committee is employed by the Company and none is employed by companies whose boards of directors include an officer of the Company.

 Compensation Policies

  The Committee's policies are designed to assist the Company in attracting, retaining and motivating qualified executives by providing competitive levels of compensation that align directly shareholders' and executives' financial interests, reward achievement of the Company's annual and long-term performance goals, and recognize individual initiative and achievements. As a result of extensive consideration in 1995 of the Company's specific implementation of its compensation policies, the decision was made to replace generally the Company's 1992 Key Employee Long-Term Incentive Plan with the 1996 Management Incentive Plan (the "Incentive Plan"), which was approved at the 1996 Annual Meeting of Shareholders. As a result, the Committee discontinued its practice of granting long-term cash incentive awards and options that vest on the basis of complex performance measures. The Committee instead implemented a performance-based compensation program involving annual bonus incentive awards contingent on satisfaction of pre-established performance goals selected by the Committee under the Incentive Plan and on individual performance and stock-based arrangements. The Incentive Plan implements the Committee's approach of providing total compensation which is leveraged based upon individual, corporate and business unit performance.

  The specific objectives of the executive compensation program are to (a) link directly shareholder and executive interests; (b) balance rewards for achieving short-term and long-term performance objectives (financial and strategic); (c) ensure that total compensation costs vary in direct correlation with the Company's financial results; and (d) encourage executives to acquire and retain Company stock. In December 1995, the Committee adopted stock ownership guidelines for the Company's senior key executives to further align their interests with those of shareholders. The guidelines suggest minimum stock ownership thresholds, excluding unexercised stock options, for executives depending on their positions, and range from a minimum of at least one year's base salary for vice presidents of the Company and chief executive officers and selected key executives of the Company's various business units to four years' base salary for the Chairman, President and Chief Executive Officer of the Company. The Company expects that executives will reach full compliance with these guidelines over several years, and many executives have already done so.

  For 1996, executives' total compensation packages typically consisted of salary, an annual bonus incentive award and stock option grants. The allocation of types of compensation varied depending on level, position and function, with more senior executives having a greater portion of their compensation packages tied to performance achievements. Based on a regular review of survey data of other companies of comparable size, complexity and industry focus provided by independent, nationally recognized compensation consulting firms, the Committee generally set executives' base salaries at median levels, executives' bonus incentive targets slightly above the median and stock option grants at levels consistent with the prior year's grant. The compensation survey data reviewed by the Committee includes information on pay levels for companies within the media/communications industry against which the Company may compete in whole or in part for business or talent. Executives who had participated in the discontinued 1992 Key Employee Long-Term Incentive Plan also received the payout of long-term incentives in 1996 in the form of shares of Series A Common Stock.

  The amount of annual bonus incentive awards for 1996 was determined by reference to pre-established financial performance goals, notably the Company's actual 1996 financial results which significantly exceeded the 1996 budget in most respects such as return on capital, net income and earnings per share. In addition to weighing annual performance, the Committee considered favorably the strategic actions taken in 1996 to focus on long-term development of the Company's professional information and news businesses and to set the stage for future growth. The Committee found particularly noteworthy the exchange of the Company's college publishing business for Shepard's, a legal publisher, and its formation of a joint venture with Reed Elsevier to improve the market position of the Company's legal publisher Matthew Bender. The Committee also believed it important to reward the individual contributions of certain of the named executives in spearheading these strategic initiatives.

 Compensation of Mark H. Willes, the Chief Executive Officer

  Mr. Willes' compensation, and that of other Company executives, was determined on a leveraged basis that was heavily weighted toward performance to align executives' interests with those of the shareholders. The Committee's consideration in setting the compensation of Mr. Willes was strongly influenced by the improvement in return on capital and earnings per share experienced by the Company during 1996 and by the Company's achievement of the strategic initiatives described above. In December 1995, the Committee set
Mr. Willes' base compensation for 1996 at $800,000. In January 1997, the Committee awarded Mr. Willes a bonus of $1,350,000 with respect to 1996 performance. In 1995, the Committee granted him options on 180,200 shares of Series A Common Stock with an exercise price of $34.00 (the stock's market price on the date of grant) as part of his compensation for 1996. In taking such actions, the Committee also considered Mr. Willes' success in the continued revitalization of the Company and in incenting its executives to achieve significant internal growth.

 Company Policy Regarding Section 162(m) of the Internal Revenue Code

  Under the 1993 Omnibus Budget Reconciliation Act ("OBRA"), income tax deductions for compensation paid by publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock vesting, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1 million in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be made from a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the committee must certify that the performance goals were achieved before payments can be awarded.

  The Committee intends generally to design the Company's compensation programs to conform with the OBRA legislation and related regulations so that total non-qualifying compensation paid to any employee will not exceed
$1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance-based." The Incentive Plan is designed so that option grants and all or a portion of restricted stock grants and annual incentive bonuses paid under the Incentive Plan may be qualified as "performance-based." However, the Company may pay compensation which is not deductible in limited circumstances when sound management of the Company so requires.

      CLAYTON W. FRYE, JR., CHAIRMAN               ALFRED E. OSBORNE, JR.
      DONALD R. BEALL                              WARREN B. WILLIAMSON
      JOHN E. BRYSON                               EDWARD ZAPANTA

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1996, Messrs. Frye, Beall, Bryson and Williamson and Drs. Zapanta and Osborne served on the Compensation Committee. William Stinehart, Jr. served on the Compensation Committee until May 9, 1996. Mr. Stinehart is a partner in the law firm of Gibson, Dunn & Crutcher, which provided legal services to the Company and its subsidiaries during 1996 and continues to provide such services to the Company and its subsidiaries in 1997.

                         STOCK PRICE PERFORMANCE GRAPH

  The stock price performance graph depicted below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  The graph below compares the cumulative total return of Times Mirror, the S&P 500 Stock Index and the following group of peer companies (the "Peer Group"): A. H. Belo Corporation, Dow Jones & Co., Inc., E. W. Scripps Company, Gannett, Inc., Knight-Ridder, Inc., McClatchy Newspapers, Inc., McGraw Hill, Inc., Meredith Corporation, New York Times Company, Tribune Company and the Washington Post Company.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
                 OF TIMES MIRROR, S&P 500 INDEX AND PEER GROUP

                             [GRAPH APPEARS HERE]

Measurement Period           TIMES          S&P
(Fiscal Year Covered)        MIRROR(2)      500 INDEX    Peer Group(3)
---------------------        ---------      ---------    -------------
Measurement Pt- 12/31/1991   $100           $100         $100
FYE  12/31/1992              $104           $104         $114
FYE  12/31/1993              $115           $112         $135
FYE  12/31/1994              $112           $110         $130
FYE  12/31/1995              $178           $148         $165
FYE  12/31/1996              $264           $178         $197

--------
(1) Assumes $100 invested on December 31, 1991 in the common stock of Times Mirror, the S&P 500 Index and the common stock of the Peer Group. Total shareholder return assumes full reinvestment of dividends and other distributions.

(2) The above graph reflects distributions received in connection with the divestiture of the Company's cable operations as a dividend in 1995. Such dividend is assumed to have been reinvested in the Company's common stock as of the date of such divestiture.

(3) Peer Group data is weighted by market capitalization as of the beginning of each year. The Peer Group used in preparing this graph excludes one company that was included in the performance graph in the 1996 proxy statement, Media General, Inc. This company was excluded because it was acquired by Gannett, Inc. during 1996.

                               RETIREMENT PLANS

  The following table illustrates the maximum annual benefits payable as a single life annuity under the basic benefit formula in the Pension Plan (see below) to an officer or employee retiring at age 65 with the specified combination of final average salary and years of credited service.

                              PENSION PLAN TABLE

                                                YEARS OF CREDITED SERVICE AT
                                                         RETIREMENT
       FINAL AVERAGE                         -----------------------------------
      SALARY (5 YEARS)                          15       20       25       30
      ----------------                       -------- -------- -------- --------
      $  300,000............................ $ 78,750 $105,000 $131,250 $157,500
         400,000............................  105,000  140,000  175,000  210,000
         500,000............................  131,250  175,000  218,750  262,500
         600,000............................  157,500  210,000  262,500  315,250
         700,000............................  183,750  245,000  306,250  367,500
         800,000............................  210,000  280,000  350,000  420,000
         900,000............................  236,250  315,000  393,750  472,500
       1,000,000............................  262,500  350,000  437,500  525,000
       1,100,000............................  288,750  385,000  481,250  577,500
       1,200,000............................  315,000  420,000  525,000  630,000

  The Company maintains a retirement income plan (the "Pension Plan") which is a funded, qualified, non-contributory, defined benefit plan that covers most employees including executive officers. The Pension Plan provides benefits based on the participant's highest average salary for five consecutive years within the ten years prior to retirement and the participant's length of service. Benefit amounts will be offset by a portion of the primary Social Security benefit to be received by the participant. A survivor's annuity for the spouse of a vested participant is also provided.

  In general, compensation covered by the Pension Plan includes salary and wages, but does not include bonuses, overtime pay, or other unusual or extraordinary compensation. For the executive officers whose compensation is shown in the Summary Compensation Table on page 19, up to $150,000 paid in 1996 and designated as salary in that table is covered by the Pension Plan. Credited years of service under the Pension Plan as of December 31, 1996 were approximately 1 year for Mr. Willes, 9 years for Mr. Schlosberg, 4 years for Mr. Unterman, 19 years for Mr. Wright, and 1 year for Ms. McGuinness.

  The amounts shown in the Pension Plan Table above have been calculated without adjustment for Social Security benefits, and thus may be subject to reduction to recognize primary Social Security benefits to be received by the participant. The amounts shown in the Table above have also been calculated without reference to the maximum limitations ($120,000 in 1996) imposed by the Internal Revenue Code on benefits which may be paid under a qualified defined benefit plan. Optional forms of payment available under the Pension Plan may result in substantially reduced payments to an employee electing such an option.

  In addition to the amounts shown in the above Pension Plan Table, certain active participants employed on March 29, 1985 were eligible for a past service benefit improvement as a single sum equal to 2% of their 1984 base salary (for participants in the Supplemental Executive Retirement Plan (the "SERP"), 2% of their aggregated 1984 base salary and 1984 annual bonus) multiplied by the years of credited service before 1985. This amount will be increased by an amount equal to interest, currently at 7 1/2% per annum, until termination or retirement and then may be paid as a single sum or converted into an equivalent annuity commencing at retirement. The estimated annual past service improvement benefit from the Pension Plan and the SERP for the officers named in the Summary Compensation Table on page 19 and employed by the Company on March 29, 1985 is $12,972 for Mr. Wright.

   The Company also maintains an Employee Stock Ownership Plan (the "ESOP"). Benefits provided by the ESOP are coordinated with benefits provided under the Pension Plan so that benefits payable under the ESOP will be offset against benefits otherwise payable under the Pension Plan. Effective January 1, 1995, the Company discontinued its contributions to the ESOP for plan years after 1994. Certain officers of the Company were eligible to participate in the ESOP and, subject to applicable limitations imposed by the Internal Revenue Code and by the Employee Retirement Income Security Act of 1974 ("ERISA"), will be entitled to receive shares which have been allocated to their accounts and other benefits provided by the ESOP. Estimated individual account balances of Series A and Series C Common Stock (aggregated for each individual) as of December 31, 1996 were as follows: 2,723 shares for Mr. Schlosberg, 568 shares for Mr. Unterman and 4,549 shares for Mr. Wright.

  The Company also maintains the SERP to provide retirement benefits for certain officers of the Company designated by the Compensation Committee of the Board of Directors. Participants in the SERP will be entitled to receive vested benefits under the SERP in addition to benefits payable under all other employee benefit plans. Of the named officers on page 19, the Compensation Committee has designated Messrs. Willes, Schlosberg, Unterman and Wright as participants in the SERP.

  Benefits payable under the SERP will be determined in substantially the same manner as under the Pension Plan except that (a) covered compensation includes both base salary and awards under the bonus-incentive program, and (b) the amount payable shall be calculated without regard to the provisions of Section 415 of the Internal Revenue Code or other legal limits on benefits under a qualified pension plan. The SERP provides that each participant shall receive benefits under the SERP at least equal to the difference between the amount he or she would have been entitled to receive without regard to the maximum limitations imposed by the Internal Revenue Code and the amount such participant is entitled to receive under the Pension Plan. If a married participant dies, his or her spouse will be entitled to receive a lifetime annuity equal to approximately one-half the amount the participating officer would have been entitled to receive under the SERP as of the date of the participant's death.

  The SERP is unfunded. Participants become vested under the same schedule as in the Pension Plan or upon a change in control and each such participant shall be entitled to receive his or her benefits under the SERP commencing upon retirement, provided that any such benefit commencing prior to age 65 shall be actuarially reduced to reflect its commencement prior to age 65.

  The Company has established an ERISA excess retirement plan (the "Excess Plan") to provide pension benefits for certain employees including officers of the Company but excluding participants in the SERP. The Excess Plan provides that each participant will receive benefits under the Excess Plan equal to the difference between the amount he or she would have been entitled to receive without regard to the maximum limitations imposed by the Internal Revenue Code and the amount such participant is entitled to receive under the Pension Plan. Participants will be vested under the Excess Plan under the same vesting provisions as the Pension Plan. The Excess Plan is unfunded.

                              OTHER ARRANGEMENTS

  The Company has an agreement with Mr. Otis Chandler, a director of the Company, under which he is entitled to receive supplemental payments from the Company sufficient to provide an aggregate of $300,000 each year from (i) payments made to or for Mr. Chandler's account under the Company's Pension Plan and ESOP, and (ii) supplemental payments to be made by the Company. That agreement also provides for payment of supplemental benefits to Mr. Chandler's widow following his death sufficient to provide her, from her survivor's annuity under the Company's Pension Plan and a supplemental benefit from the Company, an aggregate of one-half of the amount Mr. Chandler is entitled to receive. Mr. and Mrs. Chandler are also entitled to continuation of life insurance on Mr. Chandler's life and medical and dental coverage provided for certain retired officers.

  Mr. Robert F. Erburu, a director of the Company and its former Chairman, President and Chief Executive Officer, receives pension payments from the Company under the SERP, and medical and dental coverage provided by the Company for certain retired officers.

  The Company entered into an agreement with Mr. Willes when he joined the Company in 1995 relating to the terms of his employment with the Company. Under that agreement, Mr. Willes was to serve as President and Chief Executive Officer until January 1, 1996, and also as Chairman of the Board after that date, at a salary of not less than $750,000 per year and with a target annual incentive bonus of not less than $450,000, subject in 1995 to proration for the number of months Mr. Willes was employed by the Company. The agreement provided for Mr. Willes to receive a stock option grant for 108,000 shares and 35,000 shares of restricted stock in 1995, for a target deferred cash incentive award of $600,000 for the 1995 through 1997 performance cycle under the Company's 1992 Key Employee Long-Term Incentive Plan, and for the Company to assume various costs and obligations in connection with Mr. Willes' relocation to Los Angeles. Mr. Willes is entitled to participate in retirement, deferred compensation, insurance and other employee benefit programs, and will receive a supplemental benefit to the extent that amounts payable under the Company's Excess Pension Plan are less than the amount Mr. Willes would have received under a similar plan maintained by his former employer. The agreement further provides that if Mr. Willes terminates employment with the Company prior to age 60 for "good reason" or if his employment is terminated other than for "cause" or disability (as those terms are defined in the agreement), the Company will (i) pay two years' salary and target bonus, (ii) pay Mr. Willes' target annual bonus incentive award for the year of termination, pro rated for the number of months of active employment in such year, (iii) treat such termination as an early termination for purposes of determining benefits under various benefit plans, (iv) seek to have the restrictions on his restricted stock treated according to the terms applicable in situations of early retirement, (v) provide for continued participation and service credit under various retirement, deferred compensation, insurance and other employee benefit programs, and (vi) provide such other benefits as are offered to retiring officers.

  When Ms. McGuinness joined the Company in 1995, the Company agreed to credit to a deferred compensation account in the Company's Deferred Compensation Plan an annual amount of $25,000 in the years 1995 through 1999 to compensate her for pension benefits which she would have received if she had remained a partner of the law firm O'Melveny & Myers. The amounts are paid on the anniversary dates of her hiring so long as she is employed by the Company, and will be paid to her in a lump sum in the January following her termination of employment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all forms were filed in a timely manner during fiscal 1996, except that (i) a Form 3 for Shelby Coffey III, a Vice President of the Company, was timely filed but inadvertently excluded 4,521 shares of Series B Preferred Stock, which error was corrected in an amended Form 3, and (ii) a Form 4 for Victor A. Perry III, a Vice President of the Company, covering grants by the Company of 1,254 restricted shares of Series A Common Stock in lieu of certain deferred cash incentive awards was filed 22 days late.

                             REVOCATION OF PROXIES

  Any shareholder may revoke a proxy by delivering a written notice of revocation to the Company's transfer agent, Harris Trust and Savings Bank, P.
O. Box 1878, Chicago, Illinois 60690-9312, or to the Secretary of the Company at Times Mirror Square, Los Angeles, California 90053, by executing another proxy bearing a later date, or by voting the shares in person at the meeting of shareholders.

                              1998 ANNUAL MEETING

  Shareholder proposals must be received by the Company on or before November 28, 1997 to be considered for inclusion in the proxy statement and presentation at the 1998 Annual Meeting of Shareholders, which is expected to be held on May 7, 1998.

                                    GENERAL

  The cost of soliciting proxies will be borne by the Company. Proxy cards and materials will also be distributed to beneficial owners of stock through brokers, dealers, banks, voting trustees, custodians, nominees and other like parties, and the Company will reimburse such parties for their charges and expenses in connection with the distribution at the rates approved by the New York Stock Exchange. The Company has retained Georgeson & Company Inc. ("Georgeson") to assist in the solicitation of proxies. Georgeson may solicit proxies by mail, telephone, facsimile and personal solicitation, and will request brokerage houses and other nominees, fiduciaries and custodians nominally holding of record shares of Series A and Series C Common Stock and shares of Series B Preferred Stock to forward proxy soliciting material to the beneficial owners of such shares. The Company will pay Georgeson a fee estimated not to exceed $10,000 plus reimbursement of expenses. In addition, following the original mailing of the proxy soliciting material, directors, officers and regular employees of the Company may solicit proxies by mail, telephone, facsimile and personal interview, for which they will receive no additional compensation.

                                          Kathleen G. McGuinness
                                          Secretary

March 28, 1997

                                                                      EXHIBIT A

                           THE TIMES MIRROR COMPANY

                       1997 DIRECTORS STOCK OPTION PLAN

1. PURPOSE

  The purpose of The Times Mirror Company 1997 Directors Stock Option Plan (the "Plan") is to advance the interests of The Times Mirror Company, a Delaware corporation (hereinafter the "Company"), by enabling the Company to attract, retain and motivate qualified individuals to serve on the Company's Board of Directors and to align the financial interests of such individuals with those of the Company's stockholders by providing for or increasing their proprietary interest in the Company. The stock options granted pursuant to this Plan are not qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2. DEFINITIONS

  "Board" means the Board of Directors of the Company.

  "Committee" means the Board and/or a committee of the Board acting pursuant to its authorization to administer this Plan under Section 4.

  "Common Stock" means the Company's Series A Common Stock, par value $1.00, as presently constituted, subject to adjustment as provided in Section 9.

  "Fair Market Value" means, as of any date, and unless the Board shall specify otherwise, the mean between the high and the low market prices for the Common Stock reported for that date on the composite tape for securities listed on the New York Stock Exchange or, if the Common Stock did not trade on the New York Stock Exchange on the date in question, then for the next preceding date for which the Common Stock traded on the New York Stock Exchange.

  "Non-Employee Director" means a member of the Board who is not at the time also an employee of the Company or a subsidiary of the Company. For purposes of this Plan, the Chairman of the Board's status as an employee shall be determined by the Board.

  "Plan" means The Times Mirror Company 1997 Directors Stock Option Plan.

3. SHARES SUBJECT TO THE PLAN AND TO OPTIONS

  Subject to adjustment as provided in Section 9, the maximum number of shares of Common Stock which may be issued pursuant to this Plan shall not exceed 500,000. Shares issued under this Plan may be authorized and unissued shares of Common Stock or shares of Common Stock reacquired by the Company. All or any shares of Common Stock subject to an option which for any reason are not issued under an option may again be made subject to an option under the Plan.

4. PARTICIPANTS

  Any person who is a Non-Employee Director shall be eligible for the grant of options hereunder.

5. NON-EMPLOYEE DIRECTOR OPTION GRANTS

  The Board may provide for options to be granted to Non-Employee Directors in consideration for their service to the Company. The Board shall determine to which Non-Employee Directors options shall be granted hereunder (any such person, a "Participant"). The Board shall specify the number of shares subject to each option grant provided for under this Section 5, or the formula pursuant to which such number shall be determined, the Participants to receive any such grant, the date of grant and the vesting and expiration terms applicable to such options. The grant of options hereunder may, but need not, be conditioned on the Non-Employee Director electing to forego his or her right to all or any part of his or her cash retainer or other fees. Subject to adjustment pursuant to Section 9, the maximum number of shares of Common Stock subject to options granted under this Plan during any calendar year to any person on account of his or her service as a Non-Employee Director, other than options that a Non-Employee Director has elected to receive in lieu of cash retainers or other fees, shall not exceed 50,000 shares.

6. GRANT, TERMS AND CONDITIONS OF OPTIONS

  Options granted pursuant to the Plan need not be identical but each option shall be subject to the following terms and conditions:

    Price: The exercise price for each option shall be established by the Board. The exercise price shall not be less than the Fair Market Value of the Common Stock on the date of grant. The exercise price shall be paid in full at the time of exercise. The exercise price shall be payable in cash, by payment under an arrangement with a broker where payment is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the option shares to the Company, by the surrender of shares of Common Stock owned by the optionholder exercising the option and having a fair market value on the date of exercise equal to the exercise price, or by any combination of the foregoing. In addition, the exercise price shall be payable in such other form(s) of consideration as the Committee in its discretion shall specify, including without limitation by loan (as described in Section 8).

7. ADMINISTRATION OF THE PLAN

  The Plan shall be administered by the Board, except that as provided herein the Plan may be administered by a Committee of the Board, as appointed from time to time by the Board. The Board shall fill vacancies on and from time to time may remove or add members to the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent.

  Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation: (a) to prescribe, amend and rescind rules relating to this Plan and to define terms not otherwise defined herein; (b) to prescribe the form of documentation used to evidence any option granted hereunder, including to provide for such terms as it considers necessary or desirable, not inconsistent with the terms established by the Board; (c) to establish and verify the extent of satisfaction of any conditions to exercisability applicable to options; (d) to determine whether, and the extent to which, adjustments are required pursuant to Section 9 hereof; and (e) to interpret and construe this Plan, any rules and regulations under the Plan and the terms and conditions of any option granted hereunder, and to make exceptions to any procedural provisions in good faith and for the benefit of the Company. Notwithstanding any provision of this Plan, the Board may at any time limit the authority of the Committee to administer this Plan.

  All decisions, determinations and interpretations by the Board or, except as to the Board, the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any option granted hereunder, shall be final and binding on all Participants and optionholders. The Board or the Committee may consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

8. LOANS

  The Company may, if authorized by the Board, make loans for the purpose of enabling a Participant to exercise options granted under the Plan and to pay the tax liability resulting from an option exercise under the

Plan. The Board shall have full authority to determine the terms and conditions of Terms of Options and Restrictions Upon Option Shares: The Board may provide that the shares of Common Stock issued upon exercise of an option shall be subject to such further conditions or agreements as the Board in its discretion may specify prior to the exercise of such option, including without limitation, deferrals on issuance, conditions on vesting or transferability, and forfeiture or repurchase provisions.

  Transferability of Option: Unless otherwise provided by the Committee, each option shall be transferable only by will or the laws of descent and distribution.

  Other Terms and Conditions: No optionholder shall have any rights as a stockholder with respect to any shares of Common Stock subject to an option hereunder until said shares have been issued. Options may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Board or the Committee shall deem appropriate. The Board may waive conditions to and/or accelerate exercisability of an option, either automatically upon the occurrence of specified events (including in connection with a change of control of the Company) or otherwise in its discretion. No option, however, nor anything contained in the Plan, shall confer upon any Participant any right to serve as a director of the Company. Such loans may be secured by the shares of Common Stock received upon exercise of such option.

9. ADJUSTMENT OF AND CHANGES IN THE STOCK

  If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the maximum number and type of shares or other securities that may be issued under this Plan shall be appropriately adjusted. The Committee shall determine in its sole discretion the appropriate adjustment to be effected pursuant to the immediately preceding sentence. In addition, in connection with any such change in the class of securities then subject to this Plan, the Committee may make appropriate and proportionate adjustments in the number and type of shares or other securities or cash or other property that may be acquired pursuant to options theretofore granted under this Plan and the exercise price of such options.

  No right to purchase fractional shares shall result from any adjustment in options pursuant to this Section. In case of any such adjustment, the shares subject to the option shall be rounded up to the nearest whole share of Common Stock.

10. REGISTRATION, LISTING OR QUALIFICATION OF STOCK

  In the event that the Board or the Committee determines in its discretion that the registration, listing or qualification of the shares of Common Stock issuable under the Plan on any securities exchange or under any applicable law or governmental regulation is necessary as a condition to the issuance of such shares under the option, the option shall not be exercisable or exercised in whole or in part unless such registration, listing, qualification, consent or approval has been unconditionally obtained.

11. TAXES

  The Board or Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by a Participant of any taxes which it determines are necessary or appropriate in connection with any issuance of shares under this Plan, and an optionholder's rights in any shares are subject to satisfaction of such conditions. The Company shall not be required to issue shares of Common Stock or to recognize the disposition of such shares until such obligations are satisfied. At the Participant's election, any such obligations may be satisfied by having the Company withhold a portion of the shares of Common Stock that otherwise would be issued to the optionholder upon exercise of the option or by tendering shares of Common Stock previously acquired. The Company and any affiliate of the Company shall not be liable to a Participant or any other persons as to any tax consequence expected, but not realized, by any Participant or other person due to the receipt of any shares granted hereunder.

12. ARBITRATION AND APPLICABLE LAW

  Any claim, dispute or other matter in question of any kind relating to this Plan shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, which proceedings shall be held in the city in which the Company's executive offices are located. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. This Plan and any rights hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law.

13. EFFECTIVE DATE, AMENDMENT AND TERMINATION OF PLAN

  This Plan shall become effective upon its approval by a majority of the outstanding shares of the Company present, or represented by proxy, and entitled to vote at a meeting of the Company's stockholders at the 1997 annual meeting of stockholders. Any options granted prior to such date shall be contingent on such approval and, if such approval is not obtained, shall be null and of no effect.

  Unless earlier suspended or terminated by the Board, no options may be granted after the tenth anniversary of the date the Plan is approved by the Company's stockholders. The Board may periodically amend the Plan as determined appropriate, without further action by the Company's stockholders except to the extent required by applicable law. Notwithstanding the foregoing, subject to adjustment pursuant to Section 9, the Plan may not be amended to materially increase the number of shares of Common Stock authorized for issuance under the Plan or the number of shares of Common Stock that may be subject to options granted to any one Participant during any calendar year, unless any such amendment is approved by the Company's stockholders. The Plan may be earlier terminated at such earlier time as the Board may determine. Termination and expiration of the Plan will not affect the rights and obligations arising under options theretofore granted and then in effect.

                                [RECYCLE LOGO]

                           Printed on recycled paper.

PROXY                                                                     PROXY

                            [LOGO OF TIMES MIRROR]

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF SHAREHOLDERS--MAY 8, 1997

 THE UNDERSIGNED, REVOKING ALL PRIOR PROXIES, HEREBY APPOINTS MARK H. WILLES AND RICHARD T. SCHLOSBERG III, OR EACH OR EITHER OF THEM, PROXIES FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL SHARES OF SERIES A COMMON STOCK, SERIES C COMMON STOCK AND CONVERSION PREFERRED STOCK, SERIES B WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE TIMES MIRROR COMPANY TO BE HELD IN LOS ANGELES, CALIFORNIA ON MAY 8, 1997 AT 11:00 A.M., PACIFIC DAYLIGHT TIME, OR AT ANY ADJOURNMENT THEREOF, UPON SUCH BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT THEREOF INCLUDING, WITHOUT LIMITING SUCH GENERAL AUTHORIZATION, THE PROPOSALS DESCRIBED ON THE REVERSE SIDE OF THIS CARD AND IN THE ACCOMPANYING PROXY STATEMENT.

 UNLESS OTHERWISE SPECIFIED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR APPROVAL OF THE TIMES MIRROR COMPANY 1997 DIRECTORS STOCK OPTION PLAN, AND FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                      SERIES A AND SERIES C COMMON STOCK
                     CONVERSION PREFERRED STOCK, SERIES B

                 (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

                                 TIMES MIRROR
IMPORTANT: PLEASE MARK BOXES TO GIVE VOTING INSTRUCTIONS (SEE NOTE BELOW).[_]


1. ELECTION OF DIRECTORS--Nominees: CLASS II: John E. Bryson, Bruce Chandler, Dr. Alfred E. Osborne, Jr., William Stinehart, Jr. and Dr. Edward Zapanta

                                         For All
                    For     Withhold     Except
                    [_]       [_]         [_]


   ---------------------------
   Nominee Exception

2. Approval of The Times Mirror Company 1997 Directors Stock Option Plan

                    For     Against     Abstain
                    [_]       [_]         [_]

3. Ratifying the appointment of Ernst & Young LLP as Independent Auditors for the Company and its subsidiaries

                    For     Against     Abstain
                    [_]       [_]         [_]


The undersigned agrees that said proxies may vote in accordance with their discretion with respect to any other matters which may properly come before this meeting. Should any nominee for director become unavailable, discretionary authority is conferred to vote for a substitute. The undersigned instructs such proxies to vote as directed on the reverse side.
This Proxy should be dated, signed by the shareholder exactly as printed at the left and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Dated: _________________________________________________________________ , 1997

-------------------------------------------------------------------------------
(Signature)

-------------------------------------------------------------------------------
(Signature if held jointly)

[_] I PLAN TO ATTEND THE MEETING.                 [_] PLEASE SEND PARKING CARD.

PROXY                                                                     PROXY

TO: PARTICIPANTS IN THE TIMES MIRROR SAVINGS PLUS PLAN AND THE TIMES MIRROR
    EMPLOYEE STOCK OWNERSHIP PLAN

 THE TIMES MIRROR SAVINGS PLUS PLAN (THE "SPP") AND THE TIMES MIRROR EMPLOYEE STOCK OWNERSHIP PLAN (THE "ESOP") PROVIDE THAT THE TRUSTEE SHALL VOTE ALL SHARES OF TIMES MIRROR COMMON STOCK AND ALL SHARES OF CONVERSION PREFERRED STOCK, SERIES B HELD IN THE SPP (INCLUDING PAYSOP) AND ALL SHARES ALLOCATED TO PARTICIPANTS' ACCOUNTS UNDER THE ESOP AT ANY MEETING OF SHAREHOLDERS OF THE COMPANY IN ACCORDANCE WITH WRITTEN INSTRUCTIONS FROM THE PARTICIPANTS. PLEASE MARK YOUR VOTING INSTRUCTIONS FOR THE MAY 8, 1997 ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT THEREOF IN THE SPACES PROVIDED ON THE REVERSE SIDE OF THIS CARD, SIGN AND DATE THE FORM AND RETURN IT TO THE COMPANY'S TRANSFER AGENT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. PLEASE RETURN THIS CARD PROMPTLY.

                                                     THE TRUSTEE

 YOU MAY RECEIVE OTHER INSTRUCTION CARDS FOR SHARES REGISTERED IN A DIFFERENT MANNER. IF SO, PLEASE SIGN AND RETURN ALL SUCH INSTRUCTION CARDS IN THE ENCLOSED ENVELOPE.

                      SERIES A AND SERIES C COMMON STOCK
                     CONVERSION PREFERRED STOCK, SERIES B

TO: THE NORTHERN TRUST COMPANY
    TRUSTEE FOR THE TIMES MIRROR SAVINGS PLUS PLAN AND THE TIMES MIRROR EMPLOYEE STOCK OWNERSHIP PLAN

 PLEASE VOTE ALL SHARES OF TIMES MIRROR SERIES A AND SERIES C COMMON STOCK AND ALL SHARES OF CONVERSION PREFERRED STOCK, SERIES B HELD IN MY ACCOUNT UNDER THE TIMES MIRROR SAVINGS PLUS PLAN (INCLUDING PAYSOP) AND ALL SUCH SHARES ALLOCATED TO MY ACCOUNT UNDER THE TIMES MIRROR EMPLOYEE STOCK OWNERSHIP PLAN AS FOLLOWS:

                 (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

                                 TIMES MIRROR
IMPORTANT: PLEASE MARK BOXES TO GIVE VOTING INSTRUCTIONS (SEE NOTE BELOW).[_]


1. ELECTION OF DIRECTORS--Nominees: CLASS II: John E. Bryson, Bruce Chandler, Dr. Alfred E. Osborne, Jr., William Stinehart, Jr. and Dr. Edward Zapanta

                                        For All
               For       Withhold       Except
               [_]         [_]           [_]

   -----------------------------------
   Nominee Exception

2. Approval of The Times Mirror Company 1997 Directors Stock Option Plan

                  For       Against      Abstain
                  [_]         [_]          [_]

3. Ratifying the appointment of Ernst & Young LLP as Independent Auditors for the Company and its subsidiaries

                  For       Against      Abstain
                  [_]         [_]          [_]


Dated: _________________________________________________________________ , 1997

-------------------------------------------------------------------------------
Please sign exactly as imprinted at left

NOTE: Your voting instructions are solicited for shares in your Savings Plus Plan account (including PAYSOP) and shares allocated to your account under the ESOP. All such shares will be voted as you direct, but if you fail to return your instructions your shares held in the ESOP and in the PAYSOP portion of the Savings Plus Plan will be voted by the Trustee as directed by the Plan Administration Committee appointed by the Board of Directors of the Company. Your shares in the Savings Plus Plan, exclusive of the PAYSOP account, will remain unvoted and will be recorded as abstentions if you fail to return your instructions.